Exhibit 10.1

CFBANK, NATIONAL ASSOCIATION

DEFERRED CASH INCENTIVE AGREEMENT

THIS DEFERRED CASH INCENTIVE AGREEMENT (this “Agreement”) is made by and between CFBank, National Association, Worthington, Ohio, an Ohio banking association (the “Bank”), or any other successor, transferee, or assignees, and Kevin Beerman (the “Participant”).

INTRODUCTION

WHEREAS, the Bank desires to promote its growth and prosperity through the leadership and management of the Participant, and to provide deferred compensation as an incentive and reward for the Participant’s contribution to the success of the Bank.

AGREEMENT

The Participant and the Bank agree as follows:

ARTICLE 1
Definitions

1.1Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1.“Addendum A” means the form attached to this Agreement, as updated by the Plan Administrator on an annual basis.  If there is a conflict in any terms or provisions between the Addendum A and this Agreement, the terms and provisions of this Agreement shall prevail.

1.1.2.“Annual Deferred Amount” means the annual deferred cash incentive compensation amount, if any, that will be credited to the Participant’s Deferral Account based upon the following criteria, as more specifically set forth on Addendum A: (i) the percentage of the Participant’s annual bonus (if any) to be deferred (such amount determined by the Bank); and (ii) the Participant achieving certain performance objectives.  The Board may change the criteria set forth on Addendum A on an annual basis, including to reduce the percentage deferred into the Deferral Account to zero; provided, however, that such criteria must be communicated to the Participant in writing by delivering a revised Addendum A to the Participant on or before March 31st of the current Plan Year.  Otherwise, the Addendum A for the prior Plan Year will remain in effect.

1.1.3.“Beneficiary” means each person designated pursuant to Article 5, or the estate of the deceased Participant, entitled to benefits, if any, upon the death of the Participant.

1.1.4.“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator, attached to this Agreement as Exhibit A, that the

Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.1.5.“Cause” has the meaning set forth in Article 6.

1.1.6.“Change in Control” means and includes a change in ownership or effective control of the Bank or Holding Company or in the ownership of a substantial portion of the assets of the Bank or Holding Company, within the meaning of Internal Revenue Code Section 409A and as described in Treasury Regulations §§1.409A-3(i)(5).

1.1.7.“Change in Control Benefit” means the benefit described in Section 3.5.

1.1.8.“Code” means the Internal Revenue Code of 1986, as amended.

1.1.9.“Compensation” means the Participant’s base salary, excluding bonuses.

1.1.10.“Deferral Account” means the bookkeeping account established by the Bank pursuant to Article 2 of this Agreement.

1.1.11.“Death Benefit” means the benefit described in Article 4.

1.1.12.“Disability” means that the Participant is determined to be totally disabled by the Social Security Administration.

1.1.13.“Disability Benefit” means the benefit described in Section 3.4.

1.1.14. “Early Termination Age” means age sixty-two (62).

1.1.15.  “Effective Date” means January 1, 2021.

1.1.16.“Final Distribution Age” means the month, day, and year that the Participant attains age sixty-seven (67).

1.1.17. “Holding Company” means CF Bankshares Inc., an Ohio corporation and registered bank holding company.

1.1.18.“Interest” means the amount described in Section 2.1.2.

1.1.19.  “Normal Annual Distribution Benefit” means the benefit described in Section 3.1.

1.1.20.“Normal Annual Distribution Date” means the month, day, and year which is four (4) years after the date each Annual Deferred Amount is contributed to the Deferral Account, or the date the Participant attains Final Distribution Age, whichever occurs earlier.

1.1.21.“Plan Administrator” means the plan administrator described in Article 9.

1.1.22.“Plan Year” means each twelve (12) month period commencing on January 1st and ending on December 31st.  Notwithstanding the preceding, the initial Plan Year shall begin on the Effective Date and shall end December 31, 2021.

1.1.23.“Quality Control Measure” means the annual performance measure(s) set forth for each Participant on Addendum A to this Agreement.

1.1.24.“Termination of Employment” shall mean a termination of the Participant’s employment, whether voluntary or involuntary, for any reason whatsoever, determined as follows:

(a)Generally. An Participant terminates employment when the facts and circumstances indicate that the Bank and the Participant reasonably anticipate that the Participant will perform no further services for the Bank or an affiliate of the Bank, or that the level of bona fide services the Participant will perform for the Bank and affiliates of the Bank will permanently decrease to no more than 20% of the average level of bona fide services the Participant performed over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Bank and affiliates of the Bank for less than thirty six (36) months) (the “36-month average”).

(b)Rebuttable Presumptions. Barring contrary facts and circumstances, the Bank shall presume (i) that a decrease in bona fide services to 20% or less of the 36‑month average constitutes a termination of employment, and (ii) that continued bona fide services at 50% or more of the 36-month average does not constitute a termination of employment.

(c)Employee v. Contractor. For purposes of the foregoing, services include those performed as an employee or as an independent contractor.

(d)Leave of Absence. If a Participant takes a bona fide paid leave of absence (as defined in Treasury Regulation § 1.409A-1(h)(1)) and has not otherwise terminated employment, the Bank shall treat the Participant as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which a Participant takes a bona fide unpaid leave of absence (as defined in Treasury Regulation § 1.409A-1(h)(1)) and has not otherwise terminated employment will be disregarded for purposes of determining whether a Termination of Employment has occurred (including for purposes of determining the applicable 36-month average).

ARTICLE 2
Deferral Account and Deferral of Compensation

2.1Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Participant, and shall credit to the Deferral Account the following amounts:

2.1.1.Contribution of Deferred Incentive Compensation. At the end of each Plan Year, the Bank will determine the Annual Deferred Amount, if any, with respect to the Participant.  The Bank, at its sole discretion, may add additional amounts to the Deferral Account.  The Bank shall contribute the Annual Deferred Amount to the Deferral Account on the last day of the Plan Year.

2.1.2.Interest. The Bank shall calculate Interest on the Deferral Account balance at the rate set forth on Addendum A, which rate may be changed from time to time by the Bank in its sole discretion.  Interest will be compounded annually.  The Bank shall credit the Interest on the last day of the Plan Year.  Notwithstanding the preceding, for the Plan Year in which the Participant attains the Final Distribution Age (the “Final Plan Year”), the Deferral Account will be credited with a pro-rata amount of Interest based upon the number of completed months during the Final Plan Year, including the month in which the Final Distribution Age is attained.

2.1.3.Quality Control Reduction. At the end of each Plan Year, the Bank may, in its sole discretion, reduce the Deferral Account if the Participant’s Quality Control Measure is not achieved, as more specifically set forth in Addendum A to this Agreement.

2.2.Statement of Account. The Bank shall provide to the Participant, within one hundred and twenty (120) days after the last day of each Plan Year, a statement setting forth the Deferral Account balance.

2.3.Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a funded trust of any kind.  The Participant is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the Bank’s promise to pay such benefits.  The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

ARTICLE 3
Benefits During Lifetime

3.1.Normal Annual Distribution Benefit. On the Normal Annual Distribution Date with respect to an Annual Deferred Amount, the Participant shall be entitled to the benefit described in this Section 3.1 in lieu of any other benefit under this Article 3.

3.1.1.Amount of Benefit. The amount of the benefit under Section 3.1 is one hundred percent (100%) of the Deferral Account balance attributable to a specific Annual Deferred Amount, determined as of the Normal Annual Distribution Date.

3.1.2.Payment of Benefit. The Bank shall pay the benefit described in Section 3.1.1 in a single lump-sum payment no later than sixty (60) days following the Normal Distribution Date (the “Normal Payment Date”).  The Participant must be employed with the Bank on the Normal Payment Date to receive the benefit described in Section 3.1.1, and for the avoidance of doubt, all benefits under the Agreement are forfeitable until the

Normal Payment Date unless otherwise provided herein.  Notwithstanding the preceding, upon the Participant’s attainment of Final Distribution Age, the Bank shall pay the Participant one hundred percent (100%) of the Deferral Account, regardless of the date an Annual Deferred Amount was credited to the Deferral Account, determined as of the date the Participant attained Final Distribution Age in a single-lump sum no later than sixty (60) days following the Participant’s attainment of Final Distribution Ageherein.

3.2.Termination of Employment Before Early Termination Age. Upon Termination of Employment before attainment of Early Termination Age, the Participant shall forfeit all benefits due under this Agreement.

3.3.Termination of Employment After Early Termination Age. Upon Termination of Employment after attainment of Early Termination Age, the Participant shall be entitled to the benefit described in this Section 3.3 in lieu of any other benefit under this Article 3.

3.3.1.Amount of Benefit.  The amount of the benefit under Section 3.3, if any, shall be determined by the Board after taking into account the contributions and service rendered by the Participant to the Bank.

3.3.2.Payment of Benefit. The Bank shall pay the benefit described in Section 3.3.1, if any, in a single lump-sum payment to the Participant within sixty (60) days following the last day of the month in which the Participant’s Termination of Employment following attainment of Early Termination Age occurs.

3.4.Disability Benefit.  Upon the Participant’s Disability, the Participant shall be entitled to the benefit described in this Section 3.4 in lieu of any other benefit under this Article 3.

3.4.1.Amount of Benefit.  The amount of the benefit under Section 3.4 is one hundred percent (100%) of the Deferral Account, regardless of the date an Annual Deferred Amount was credited to the Deferral Account, determined as of the date of the Participant’s Disability.

3.4.2.Payment of Benefit. The Bank shall pay the benefit described in Section 3.4.1 to the Participant in a single lump-sum payment within sixty (60) days following the last day of the month in which the Participant’s Disability occurs.

3.5.Change in Control Benefit.  Upon a Change in Control, and subject to Section 6.2, the Participant shall be entitled to the benefit described in this Section 3.5 in lieu of any other benefit under this Article 3.

3.5.1.Amount of Benefit.  The amount of the benefit under Section 3.5 is one hundred percent (100%) of the Deferral Account, regardless of the date an Annual Deferred Amount was credited to the Deferral Account, determined as of the date of the Change in Control.

3.5.2.Payment of Benefit.  The Bank shall pay the benefit described in Section 3.5.1 in a single lump-sum payment within sixty (60) days following the last day of the month in which the Change in Control occurs.

ARTICLE 4
Death Benefits

4.1.Death During Active Service. If the Participant dies while in the active service of the Bank, the Participant’s Beneficiary shall be entitled to the benefit described in Section 4.1 in lieu of any other benefits under Article 3.

4.1.1.Amount of Benefit. The benefit under Section 4.1 is one hundred percent (100%) of the Deferral Account, regardless of the date an Annual Deferred Amount was credited to the Deferral Account, determined as of the date of the Participant’s death.

4.1.2.Payment of Benefit. The Bank shall pay the amount described in Section 4.1.1 to the Participant’s Beneficiary in a single lump-sum payment within sixty (60) days following the last day of the month in which the Participant’s death occurs.  Payment shall be made in accordance with the attached Exhibit A, Beneficiary Designation Form, which shall be completed and filed by the Participant with the Bank.

ARTICLE 5
Beneficiaries

5.1.Beneficiary Designations. The Participant shall designate a Beneficiary by filing with the Bank a written designation of Beneficiary on a form substantially similar to the form attached as Exhibit A.  The Participant may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Participant and accepted by the Bank during the Participant’s lifetime.  Unless otherwise communicated to the Bank in writing by the Participant, the Participant’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant, or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.  If the Participant dies without a valid Beneficiary designation, all payments shall be made to the Participant’s surviving spouse, if any, and if none, to the Participant’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Participant’s estate.

5.2.Facility of Payment. If a benefit under this Agreement is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his/her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority, or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 6
General Limitations

6.1.Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if Participant’s Termination of Employment by the Bank is due to Cause.  Further, if the Participant is receiving benefits under this Agreement, and the Bank discovers after the Participant’s Termination of Employment or other separation from service from the Bank, regardless of reason, that the Participant committed any acts while employed with the Bank that rise to the level of “Cause,” as defined below, then, in addition to any other remedies available to it, the Bank may immediately cease payment of any further benefits due under this Agreement.  For purposes of this Agreement, “Cause” shall mean:

(a)conviction or a plea of nolo contendere by Participant to a felony or to fraud, embezzlement or misappropriation of funds;

(b)the commission of a fraudulent act or omission, breach of trust or fiduciary duty, or insider abuse with regard to the Bank, that has had a material adverse effect on the Bank;

(c)material violation by Participant of any applicable law or regulation that has had a material adverse effect on the Bank; or

(d)the willful failure by Participant, without communication to the Board of Directors before such act, to adhere to the Bank’s written policies, which causes a material monetary injury or other material harm to the Bank;

Notwithstanding the foregoing, the Participant shall not be deemed to have been terminated by reason of violating Sections 6.1(b), (c), or (d) until Participant is notified in writing by the Bank (or its successor entity) of a determination of a violation of Sections 6.1(b), (c), or (d), specifying the particulars thereof in reasonably sufficient detail, and giving the Participant a reasonable opportunity (of not less than ten (10) days), together with his/her counsel, to explain to the Bank why there has been no violation of Sections 6.1(b), (c), or (d), followed by a finding by the Bank (i) that in the good faith opinion of the Bank (or its successor entity) the Participant had committed an act described in Sections 6.1(b), (c), or (d) above, (ii) specifying the particulars thereof in detail, and (iii) determining that such violation has not been corrected, or is not capable of correction.  Nothing herein shall limit the right of the Participant or his/her Beneficiary to contest the validity or propriety of any such determination.

6.2.Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not be required to pay any benefit under this Agreement if, upon the advice of counsel, the Bank determines that the payment of such benefit would be prohibited by 12 C.F.R. Part 359 or any successor regulations regarding employee compensation promulgated by any regulatory agency having jurisdiction over the Bank or its affiliates or to the extent the benefit would be a non-deductible excess parachute payment under Section 280G and 4999 of the Code.  To the extent possible, such benefit payment shall be proportionately reduced to allow payment within the fullest extent permissible under applicable law.  The Participant shall forfeit any amount over and above such reduced amount.

6.3.Claw-Back of Award. The Participant understands and agrees that to the extent required by the Bank to comply with regulatory guidance concerning incentive compensation arrangements, the benefits awarded under this Agreement are subject to reduction, recovery, or “claw-back” by the Bank as necessary for the Bank to ensure that such benefits are appropriately balanced to take into account the risk the Participant’s activities may pose to the Bank under safety and soundness concerns.

6.4.Changes to Time and/or Form of Payment. Notwithstanding anything in this Agreement to the contrary, to the extent that Code Section 409A is determined to apply to the payments hereunder, any changes to the timing and/or form of payment of benefits under this Agreement are subject to and must comply with the requirements of Code Section 409A and the regulations and guidance issued thereunder.

ARTICLE 7
Claims and Review Procedures

7.1.Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1.Initiation –Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.2.Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3.Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)the specific reasons for the denial,

(b)a reference to the specific provisions of the Agreement on which the denial is based,

(c)a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d)an explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and,

(e)a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2.Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1.Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.2.2.Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3.Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4.Timing of Bank Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5.Notice of Decision. The Bank shall notify the claimant in writing of its decision on the review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)the specific reasons for the denial,

(b)a reference to the specific provisions of the Agreement on which the denial is based,

(c)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and,

(d)a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8
Amendments and Termination

8.1.Amendment. This Agreement may be amended by the Bank at any time; provided, however, that no such amendment shall reduce a benefit to which the Participant is entitled, nor shall any amendment delay or accelerate the payment of a benefit provided under this Agreement except in accordance with requirements under Code Section 409A and the regulations and guidance issued thereunder, to the extent applicable.

8.2.Termination of Agreement.  The Bank may terminate this Agreement in its entirety at any time by written notice to the Participant, provided that such termination and the payment of any benefit upon such termination complies with the requirements of Code Section 409A and the regulations and guidance issued thereunder, to the extent applicable.  Upon termination of this Agreement, the Bank shall pay the Participant one hundred percent (100%) of the Deferral Account, regardless of the date an Annual Deferred Amount was credited to the Deferral Account, determined as of the date of the termination of this Agreement, with such payment to be made within sixty (60) days following termination of this Agreement.

ARTICLE 9
Miscellaneous

9.1.Binding Effect. This Agreement shall bind the Participant and the Bank, and their beneficiaries, survivors, executors, administrators, and permitted transferees.

9.2.No Guarantee of Employment. This Agreement is not an employment policy or contract.  It does not give the Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant.  It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

9.3.Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner, except in accordance with Article 5 with respect to designation of Beneficiaries.

9.4.Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

9.5.Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio except to the extent preempted by the laws of the United States of America.

9.6.Unfunded Arrangement; Not an ERISA Plan. The Participant and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Bank to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance by the Participant, or attachment or garnishment by the Participant’s creditors.  Any insurance on the Participant’s life is a general asset of the Bank to which the Participant and Beneficiary have no preferred or secured claim.  In addition, this Agreement is intended to constitute a deferred bonus arrangement and not constitute a plan subject to the Employee Retirement Income Security Act of 1974.

9.7.Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement.  In the event any one or more of the provisions found in the Agreement shall be held to be invalid, illegal, or unenforceable by any governmental regulatory agency or court of competent jurisdiction, this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been a part of this Agreement and such provision shall be deemed substituted by such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law.

9.8.Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof.  No rights are granted to the Participant by virtue of this Agreement other than those specifically set forth herein.

9.9.Plan Administrator. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)interpreting the provisions of the Agreement;

(b)establishing and revising the method of accounting for the Agreement;

(c)maintaining a record of benefit payments; and

(d)establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

9.10.Named Fiduciary. The Bank shall be the named fiduciary and Plan Administrator under this Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.11.Full Obligation.  Notwithstanding any provision to the contrary, when the Bank has paid either the lifetime benefits or death benefits as appropriate under any section of the Agreement, the Bank has completed its obligation to the Participant.

9.12.Code Section 409A. The benefits described in and provided by the Agreement are intended to be exempt from Code Section 409A as amended, and its corresponding regulations and related guidance (“Section 409A”), or to otherwise comply with the requirements of Section 409A if it is determined that Section 409A applies to the Agreement.  To the extent that any payments made under this Agreement are determined to be subject to Section 409A, the following shall apply to such payment(s):

(a)all payments to be made upon a termination of employment may only be made upon a “separation from service” under Section 409A;

(b)for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation shall be treated as a separate payment of compensation; and

(c)notwithstanding anything in this Agreement to the contrary, if the Participant is a “specified employee” of a publicly traded corporation under Section 409A and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump-sum payment within ten (10) days after the end of the six-month period (or within sixty (60) days after death, if earlier).

In no event may the Participant, directly or indirectly, designate the calendar year of a payment.  No action or failure to act pursuant to this Section shall subject the Bank or the Holding Company thereof to any claim, liability, or expense, and neither the Bank nor the Holding Company shall have any obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Section 409A.

********

IN WITNESS WHEREOF, the Participant and a duly authorized Bank officer have signed this Agreement as of the date indicated below.

CFBANK, NATIONAL ASSOCIATION:

By: /s/ Ivory Brown

Name: Ivory Brown

Its: SVP, HR

Date: 8/23/2021

PARTICIPANT:

/s/ Kevin Beerman

Kevin Beerman

Date: 8/13/2021

CFBank. NA. Deferred Cash Incentive Plan I. CFBank: The percentage of your Base Salary Compensation based cr. the attainment of the weighed performance elements (he Bank assign as set forth below. Each performance element shall have a specific weight assigned to it: which, when all are confined, s la 11 have the potential t> equal one traded percent (100%). Kevin Beerúan. EVP, Chief Financial Officer CTIMS Maximum .Actual Threshold Max Threshold Threshold \\>ight Maximum Threshold Change 1 S s H 0.00% 0.00 H 2- M unman moto : 0« 0.00% 0.00 H J- M tinman H 0.00% 0.00 H IhrotoU 1 4* M j\in«ufn lira hold H+A 0.00% 0.00 H TOTAL 100.0 OH 0.00 H Notes: Base Salary % Award Potential 10.(D% % Award Achieved 0.00% Total Award Earned S Kevin Beerman, EAT, Chief Financial Officer Date

EXHIBIT A

Beneficiary Designation Form

I, Kevin Beerman, designate the following as Beneficiary of benefits under the Deferred Cash Incentive Agreement by and between CFBank, National Association and myself:

Primary:

NameRelationshipPercentageAddress

Primary:

NameRelationshipPercentageAddress

Contingent:

NameRelationshipPercentageAddress

Contingent:

NameRelationshipPercentageAddress

Note:  To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by delivering a new written designation to the Plan Administrator.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:  _______________________________

Signature:  ____________________________Date:____________

SPOUSAL CONSENT (Required if Spouse is NOT named Beneficiary):

I consent to the Beneficiary designations listed above.

Spouse Name:  _______________________________

Signature:  _______________________________Date:______________

Received by the Plan Administrator this ________ day of ___________________, 2021.

By:  _________________________________

Title:  ________________________________

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